FURIO RESOURCES INC.
c/o 800 – 885 West Georgia Street
Vancouver, B.C. Canada
V6C 3R9

April 27, 2006

To: Aurelio Resources Inc.
5554 S. Prince Street,
Suite 209
Littleton, CO
USA

Attn: Frederik Warnaars, President

Dear Sir;

RE: Mineral Property Acquisition

This letter sets out the agreement ("Agreement") reached among Furio Resources Inc. ("Furio") and Frederik Warnaars ("Warnaars"), whereby Warnaars has agreed to the transfer and sale of all (100%) of the issued and outstanding shares of Aurelio Resources Inc. ("Aurelio"). Aurelio owns interest and rights to mineral properties (the "Property") more particularly described in Schedule A to this Agreement. Furio is a company traded on the non-NASDAQ Over the Counter Bulletin Board under the symbol FURR.

Acquisition

1. The Vendor hereby agrees to transfer to Furio all the Property on the terms and subject to the conditions set out in this Agreement (the "Sale Transaction"). The Sale Transaction will include assumption of any non-financial encumbrances and liabilities registered on the Property such as existing easements. Transfer of the Property will also include transfer of any and all assessments, reports, geological and sample data and any other information or data that has been collected or produced and is in the possession or owned by Aurelio.

   The Vendor will transfer the Property directly to Furio or an operating subsidiary of Furio. The Property will be transferred free and clear of all liabilities, except as indicated in this Agreement.

Consideration

2. In payment for the sale and transfer of the Property to Furio, on Closing (defined below), Furio will issue a total of 10,000,000 common shares in the capital of Furio (the "Furio Shares"). The total common shares fully diluted position of Furio after issuance of the Furio Shares but before the issuance of the Financing (as defined below) shares will be 28,200,000 common shares. The Vendor acknowledge that the Furio Shares will be restricted as to sale under US securities laws and rules and will carry a restrictive legend indicating such restrictions. If Aurelio determines to assign or transfer Furio Shares to its principals, such transferees will be required to execute subscription agreements and otherwise be eligible to be issued securities under a prospectus exemption available in their state of residence.

Financing

3. Furio will use its reasonable efforts to arrange a financing (the "Financing"), the proceeds of which will be used to develop the Property and for working capital. The Financing may occur before or after Closing (as defined below), on such terms as are agreed among the parties if before Closing and by the board of Furio if after Closing.

Closing and Definitive Agreements

4. Closing of the transactions contemplated herein (the "Closing") will occur on or before ~~May 31, 2006~~ June 15, 2006 FW or on such other date as the parties may agree, to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

5. The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transaction upon execution of this Agreement. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of a mineral property in Canada, as prepared by commercial legal counsel of good reputation.

Due Diligence

6. Furio and the Vendor will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder. Each of Furio and the Vendor and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Closing Conditions

7. This Agreement and the Closing hereof is subject to the following:

   (a) the passing of resolutions by the Board of Directors of Furio appointing four nominees of the Vendor as directors of Furio upon Closing;

   (b) Aurelio will have delivered to Furio its audited financial statements in US GAAP for at least 2 fiscal years ended December 31st at least 10 days prior to Closing;

   (c) Furio will have no material liabilities and will be up to date in its filings with the SEC;

   (d) each of Frederik Warnaars, David Jonson, Stephen Doppler, will have agreed to two year contracts of employment with Furio for positions as set out in paragraph 10(c);

   (e) agreement of Furio to the change of name of Furio to such name as the Vendor may reasonably request, subject to requisite regulatory approvals; and

   (f) all representations and warranties contained herein and to be contained in the definitive agreements described in Section 5 hereof shall be true and correct at the date of Closing.

Confidentiality

8. The Vendors acknowledge that Furio is a public company and has an obligation to disclose all

material information about its affairs. The Vendors agree that they will not trade in the securities of Furio while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Furio.

Representations of The Vendor

9. The Vendor represents and warrants that:

   (a) the Vendor has the full power and authority to transfer or cause to be transferred the Property to Furio free and clear of any charges, encumbrances, liens or claims;

   (b) all data, reports and information requested about the Property provided and to be provided to Furio is true and accurate in all material respects; and

   (c) the Vendor has all property rights and interest in the Property and hold all interests in all aspects of the Property;

Pre and Post Closing Covenants

10. Furio and the Vendor hereby covenant to the other as follows:

   (a) until Closing the Vendor shall develop the Property in the ordinary and normal course, subject to availability of finances;

   (b) after Closing Furio may create a stock option plan for grant of options to purchase common shares on reasonable terms and granted to those persons as approved by the directors of Furio to provide incentive for success;

   (c) Frederik Warnaars will be appointed President & CEO of Furio upon Closing, David Jonson will be appointed as VP Exploration and Director, and Stephen Doppler will be appointed as Chairman of the Board. Salaries will be paid pursuant to employment terms as agreed between Furio and each of said parties prior to Closing; and

   (d) the Vendor acknowledge that Furio will be required to provide substantial disclosure about the Property and its management to the SEC upon Closing and they agree to fully co-operate to provide in a timely manner such information and disclosure about the Property, Aurelio's financial information and its management as Furio's legal counsel and auditors may request.

Binding Agreement

11. Upon acceptance of the terms of this Agreement, the terms of this Agreement shall be a legally valid and binding agreement. Other terms will be set within 30 days as agreed by the parties and set out in definitive agreements. If any term cannot be agreed to in the definitive agreement, the terms of this Agreement will remain in full force and effect.

General

12. All dollar references are United States dollars.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided. Frederik Warnaars, David Jonson, and Stephen Doppler sign to indicated their agreement to the terms involving them.

FURIO RESOURCES INC.

Per: ______________________
Authorized Signatory
Patrick McGrath

AURELIO RESOURCES INC.

Per: ______________________
Authorized Signatory
Fred Warnaars